Exhibit 10.2

Avid Technology, Inc.

Nonstatutory Stock Option Agreement

This Nonstatutory Stock Option Agreement (the “Agreement”) is entered into as of December 19, 2007 (the “Grant Date”), by and between Avid Technology, Inc., a Delaware corporation (the “Company”), with its principal executive offices at Avid Technology Park, One Park West, Tewksbury, MA 01876, and Gary G. Greenfield (the “Optionee”), an individual residing at 9800 Bent Cross Drive, Potomac, Maryland 20854.

It is intended that the option evidenced hereby shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). As used herein, except as otherwise indicated by the context, the term “Optionee” shall be deemed to include any person who acquires the right to exercise this option validly under the terms of this Agreement and the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

1.            Grant of Option. The Company hereby grants to the Optionee on the Grant Date an option to purchase seven hundred twenty-five thousand (725,000) shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) at an exercise price of $25.42 per share (the “Exercise Price”) and subject to the terms and conditions set forth herein.

2.            Vesting Schedule. Except as otherwise provided herein, this option may be exercised in whole or in part prior to the seventh (7th) anniversary of the Grant Date (the “Final Exercise Date”), subject to the vesting schedule set forth below. The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible, it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Sections 3 or 9.

(a)          One hundred thousand (100,000) shares subject to this option shall vest on a time-based schedule in equal 6.25% increments every three months, with the first vesting date on March 19, 2008 and the last vesting date on December 19, 2011, as long as Executive is employed by the Company on each such vesting date;

(b)          One hundred fifty thousand (150,000) shares subject to this option shall vest at the end of the first 20 consecutive trading day period following December 19, 2007 during which the Common Stock, as quoted on Nasdaq (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least twice the Exercise Price, as adjusted for stock splits and stock dividends; and

(c)          One hundred fifty thousand (150,000) shares subject to this option shall vest at the end of the first 20 consecutive trading day period following the Effective Date during which the

Common Stock, as quoted on Nasdaq (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share of at least three times the Exercise Price, as adjusted for stock splits and stock dividends.

(d)          Three hundred twenty-five thousand (325,000) shares subject to this option (the “ROE Option Shares”) shall vest in accordance with the following table, based upon improvement in the Company’s Return on Equity, or ROE (as defined below), in calendar year periods, commencing with calendar year 2008. Improvements for each calendar year shall be measured against a baseline ROE for the 12-month period ended September 30, 2007 (“Baseline”).

ROE Percentage Point Improvement in Calendar Year Compared to Baseline	Percentage of ROE Option Shares to Vest

14%	100%
12%	90%
10%	75%
8%	60%
6%	45%
4%	30%
2%	15%
0%	0%

The Board (excluding Executive if he is a member of the Board) shall make the final determination of ROE and the ROE percentage point improvement for purposes hereof for each calendar year no later then the 1st day of March following the end of such calendar year. The determination of ROE shall be based upon the Company’s audited financial statements for the applicable calendar year and the unaudited financial statements for the Baseline period. The ROE Option Shares, if any, that are not vested at the end of the seventh calendar year (2014) shall be forfeited.

“Return on Equity” or “ROE” shall be determined using the Company’s published non-GAAP net income, adding the provision for income taxes and subtracting the non-GAAP related tax adjustments for the applicable period and dividing by the average common stockholder equity during the same period.

Notwithstanding the foregoing, the ROE Option Shares shall vest in full at the end of the first 20 consecutive trading day period following December 19, 2007 during which the Common Stock, as quoted on Nasdaq (or on such other exchange as such shares may be traded), trades (without regard to the closing price) at a price per share at least four times the Exercise Price, as adjusted for stock splits and stock dividends.

3.	Exercise of Option.

(a)          Form of Exercise. Each election to exercise this option shall be in a manner as determined by the Company from time to time, and shall be accompanied by payment in full in accordance with Section 4 for the number of shares for which the option is exercised. Prior to April 1, 2008, the Company shall provide the Optionee with instructions as to how this option may be exercised. Any change to such instructions shall be communicated to the Optionee in writing before such change takes effect. The Optionee may purchase fewer than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten (10) whole shares.

(b)          Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company (an “Eligible Optionee”).

(c)          Termination of Relationship with the Company. If the Optionee ceases to be an Eligible Optionee for any reason, then, except as provided in Sections 3(d)-(g) below, the right to exercise this option shall terminate three (3) months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation.

(d)          Exercise Period Upon Death or Disability. If the Optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he is an Eligible Optionee and the Company has not terminated such relationship for Cause (as defined in the Employment Agreement (defined in Section 3(g)), this option shall be exercisable, within the period of one (1) year following the date of death or disability of the Optionee, by the Optionee (or, in the case of death, by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)          Discharge for Cause. If the Optionee, prior to the Final Exercise Date, is discharged by the Company for Cause (as defined in the Executive Employment Agreement, dated December 18, 2007, between the Optionee and the Company, or any successor agreement thereto (the “Employment Agreement”)), the right to exercise this option shall terminate immediately upon the effective date of such discharge.

(f)           Effect of Breach of Covenants. Notwithstanding anything to the contrary in Sections 3(c) and (d), if the Optionee, prior to the Final Exercise Date, violates the non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Optionee and the Company, the right to exercise this option shall terminate immediately upon such violation.

(g)          Employment Agreement. Notwithstanding anything to the contrary in this Section 3 or in Section 9, this option shall be subject to any applicable, superseding right-to-

exercise and vesting terms set forth in the Employment Agreement; provided, however, that in no event shall the right to exercise this option extend beyond the Final Exercise Date.

4.            Payment of Purchase Price. Common Stock purchased upon the exercise of this option shall be paid for as follows:

(a)          in cash or by check, payable to the order of the Company;

(b)          with the prior consent of the Company, which shall not be unreasonably withheld, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to sell the shares of Common Stock to be issued upon the exercise and to deliver promptly to the Company sufficient funds to pay the Exercise Price for the shares of Common Stock to which the exercise relates and any required tax withholding, or (ii) delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay such Exercise Price and any required tax withholding;

(c)          if the Common Stock is registered under the Securities Exchange Act of 1934, by delivery of shares of Common Stock owned by the Optionee valued at their fair market value (“Fair Market Value”), as determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Optionee for six (6) months or such other minimum period of time, if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(d)          to the extent permitted by applicable law and by the Board, by payment of such other lawful consideration as the Board may determine; or

(e)          by any combination of the above permitted forms of payment.

5.            Distribution of Shares. The Company will not be obligated to deliver any shares pursuant to this Agreement until (i) all conditions of the Agreement have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Optionee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

6.            Tax Matters. No shares will be issued pursuant to the exercise of this option unless and until the Optionee pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. In the Board’s discretion, and subject to such conditions as the Board may establish, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the option creating the tax obligation, valued at their Fair Market

Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

7.            Nontransferability of Option. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Optionee, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, during the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

8.            Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (a) this option may not be amended to provide an exercise price per share that is lower than the then-current exercise price per share (other than adjustments pursuant to Section 9), (b) the Board may not cancel this option and grant in substitution therefor a new option covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (c) the Board may not exchange this option for a cash payment.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a)          Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and Exercise Price per share of this option shall be equitably adjusted by the Company in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the Exercise Price of and the number of shares subject to this option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then the Optionee, if he exercises the option between the record date and the distribution date for such stock dividend, shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon the option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)          Reorganization Events. A “Reorganization Event” shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock for cash, securities or other property pursuant to a share exchange transaction, or (iii) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to this option (or any portion thereof) on such terms as the Board determines: (A) provide that this option shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to the Optionee, provide that the unexercised portion of this option will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Optionee within a specified period following the date of such notice, (C) provide that this option shall become exercisable, realizable or deliverable, or restrictions applicable to this option shall lapse, in whole or in part prior to or upon such Reorganization Event, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Optionee equal to the excess, if any, of (x) the Acquisition Price times the number of shares subject to this option (to the extent the Exercise Price does not exceed the Acquisition Price) over (y) the Exercise Price times the number of shares subject to this option in exchange for the termination of the option and any applicable tax withholdings, (E) provide that, in connection with a liquidation or dissolution of the Company, this option shall convert into the right to receive liquidation proceeds (if applicable, net of the Exercise Price and any applicable tax withholdings), and (F) any combination of the foregoing.

For purposes of clause (A) above, this option shall be considered assumed if, following consummation of the Reorganization Event, this option confers the right to purchase, for each share subject to this option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this option to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

10.	Miscellaneous.

(a)          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision.

(b)          Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 7.

(d)          Entire Agreement. This Agreement, together with the Employment Agreement, constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(e)          Compliance with Code Section 409A. This Agreement does not, and shall not be amended so as to, provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of amendment, specifically provides that this Agreement is not intended to comply with Section 409A of the Code.

(f)          Amendment. Except as otherwise provided in Section 8, and except with respect to any right-to-exercise and vesting terms set forth in the Employment Agreement, the Board may amend, modify or terminate this Agreement, including but not limited to, substituting another option of the same or a different type and changing the date of exercise or realization. Notwithstanding the foregoing, the Optionee’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Optionee, or (ii) the change is permitted under Section 9 and the Employment Agreement.

(g)          Acceleration. The Board may at any time provide that the option shall become immediately exercisable in full or in part, free of some or all restrictions or conditions.

(h)          Administration by Board. The Board will administer this Agreement and may construe and interpret the terms hereof. Subject to the terms and provisions of the Employment Agreement, the Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Agreement into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Agreement made in good faith.

(i)           Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”). All references herein to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(j)           No Right to Employment or Other Status. The grant of this option shall not be construed as giving the Optionee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Optionee free from any liability or claim hereunder, except as otherwise expressly provided herein or provided in the Employment Agreement.

(k)           No Rights as Stockholder. Except as expressly set forth herein, the Optionee shall have no rights as a stockholder with respect to any shares to be distributed with respect to this option until becoming the record holder of such shares.

(l)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

EXECUTED by the parties hereto as of the Grant Date.

Avid Technology, Inc.

/s/ Nancy Hawthorne Signature

Nancy Hawthorne Name

Interim President Title

s/ Gary G. Greenfield Gary G. Greenfield

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